Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2026 related to the consolidated financial statements appearing in the Annual Report on Form 10-K of Healthy Choice Wellness Corp. for the years ended December 31, 2025 and 2024.

Our report on Healthy Choice Wellness Corp.’s consolidated financial statements includes an emphasis of matter paragraph related to Healthy Choice Wellness Corp.’s recurring losses from operations and its net working capital deficit, and management’s plans to mitigate these matters.

/s/ UHY LLP

Hudson, New York

March 16, 2026